Exhibit 5.1

November 3, 2006

Benchmark Electronics, Inc.

3000 Technology Drive

Angleton, Texas 77515

Ladies and Gentlemen:

I am Vice President and General Counsel of Benchmark Electronics, Inc., a Texas corporation (the “Company”), and have acted as counsel to the Company in connection with the registration by the Company of 8,385,113 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”), to which this opinion is being filed as an exhibit.  The Shares are proposed to be issued pursuant to the Agreement and Plan of Merger dated as of October 16, 2006, among the Company, Pemstar Inc., a Minnesota corporation, and Autobahn Acquisition Corp., a Minnesota corporation and wholly owned subsidiary of the Company (the “Merger Agreement”).

As counsel for the Company, I have examined such corporate records, certificates and other documents that I considered necessary, relevant or appropriate for the purposes of this opinion, including: (a) the Registration Statement and exhibits and annexes thereto; (b) the Merger Agreement and exhibits and schedules thereto; (c) the Amended and Restated Articles of Incorporation of the Company, as amended; (d) the Amended and Restated Bylaws of the Company; (e) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares; (f) various resolutions of the Company relating to the organization of the Company and the issuance of the Shares; and (g) a specimen certificate representing the Shares.  In such examination, I have assumed the genuineness of all signatures, the authenticity and completeness of all corporate records, certificates and other documents submitted to me as originals, the conformity to the originals of all corporate records, certificates and other documents submitted to me as copies, the authenticity and completeness of the originals of those corporate records, certificates and other documents submitted to me as copies and the correctness of all statements of fact in all corporate records, certificates and other documents that I have examined.

I am admitted to practice in the State of Texas, and I express no opinion as to matters governed by any law other than the laws of the State of Texas and the Federal laws of the United States of America.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as I deemed relevant, I am of the opinion that the Shares have been duly authorized and, when issued in the manner referred to in the Merger Agreement, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference thereto under the heading “Legal Matters” in the Proxy Statement/Prospectus included therein.

Very truly yours,

/s/ Kenneth S. Barrow
Kenneth S. Barrow
Vice President and General Counsel